Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

                                                                                                                                                  Issuer Free Writing Prospectus
Relating to S-3 Registration Statement
Filed Pursuant to Rule 433
Registration Nos. 333-191392
and 333-191392-01
November 1, 2013
Appalachian Consumer Rate Relief Funding LLC
Issuing Entity

$380,300,000
Senior Secured Consumer Rate Relief Bonds
Transaction Summary

Appalachian Consumer Rate Relief Funding LLC (the “Issuing Entity”) is issuing $380,300,000 of Senior Secured Consumer Rate Relief Bonds (the “Bonds”) in two tranches.  The Bonds are senior secured obligations of the Issuing Entity supported by CRR Property (defined herein) which includes the right to a special, irrevocable nonbypassable charge (“CRR Charge”) imposed on West Virginia retail electric customers of Appalachian Power Company (“APCo”) based on their consumption of and/or demand for electricity as discussed below.  The Recovery Act (as defined herein) mandates that CRR Charges be adjusted annually, and the Public Service Commission of West Virginia (the “PSC”) requires that adjustments or “true-ups” occur semi-annually (or, if there are any Bonds outstanding following the last scheduled final payment date for the latest maturing tranche, quarterly), if necessary, in each case to ensure the expected recovery of amounts sufficient to timely provide all scheduled payments of principal and interest on the Bonds and other ongoing financing costs (the “True-up Mechanism”).  True-up adjustments may also occur more frequently as described below.

West Virginia legislation found at W.Va.Code Section 24-2-4f, as amended, (as amended, the “Recovery Act”) authorizes electric distribution utilities to recover certain expanded net energy costs (“ENEC Costs”) through the issuance of consumer rate relief bonds.  On September 20, 2013, the PSC issued a financing order (the “Financing Order”) relating to the Bonds.  The Financing Order became final and non-appealable on October 21, 2013.  Pursuant to the Financing Order, APCo established the Issuing Entity as a bankruptcy remote special purpose subsidiary company to acquire the CRR Property and to issue the Bonds.

In the Financing Order, the PSC authorized a CRR Charge to be imposed on all West Virginia retail electric customers of APCo and its successors (approximately 437,000 metered customers as of December 31, 2012) to pay principal of and interest on the Bonds and other ongoing financing costs of the offering.  APCo, as servicer, will collect CRR Charges on behalf of the Issuing Entity and remit the CRR Charges to the Trustee under the indenture pursuant to which the Bonds will be issued.  The PSC guarantees that it will act pursuant to its financing order to ensure that expected CRR Charges are sufficient to pay on a timely basis scheduled principal of and interest on the Bonds and all other ongoing financing costs.  The PSC’s obligations relating to the Bonds, including the specific actions that it has guaranteed to take, are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the PSC.

The Bonds are not a liability of APCo or any of its affiliates (other than the Issuing Entity).  The Bonds are not a debt or general obligation of the State of West Virginia, the PSC or of any county, municipality or other political subdivision of the State of West Virginia and are not a pledge of the faith and credit or taxing power of the State of West Virginia or any county, municipality or other political subdivision of the State of West Virginia.

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any Bonds in any jurisdiction where such offer or sale is prohibited.  Please read the important information and qualifications beginning on page 14 of this Preliminary Term Sheet.

Morgan Stanley		RBS
BofA Merrill Lynch	PNC Capital Markets LLC	Wells Fargo Securities

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

$380,300,000

Appalachian Consumer Rate Relief Funding LLC
Issuing Entity

Senior Secured Consumer Rate Relief Bonds

Summary of Terms

Anticipated Fixed Rate Bond Offering

Tranche1	Expected Weighted Average Life (Years) 2	Expected Size3($)	Scheduled Final Payment Date	Legal Final Maturity Date4	Scheduled Sinking Fund Payments Begin	No. of Scheduled Semi- annual Sinking Fund Payments
A-1	5.00	$217,500,000	February 1, 2023	February 1, 2024	August 1, 2014	18
A-2	12.27	$162,800,000	August 1, 2028	August 1, 2031	February 1, 2023	12

Issuing Entity and Capital Structure
Appalachian Consumer Rate Relief Funding LLC is a special purpose Delaware limited liability company.  APCo is our sole member and owns all of our equity interests.  The Issuing Entity has no commercial operations.  The Issuing Entity was formed solely to purchase and own CRR Property, to issue the Bonds and to perform activities incidental thereto.

In addition to the CRR Property, the Issuing Entity will be capitalized with an upfront cash deposit equity contribution of 0.5% of the Bonds’ initial principal amount (held in the capital subaccount) and will have an excess funds subaccount to retain, until the next payment date, any amounts collected and remaining on a payment date after all payments on the Bonds and all ongoing financing costs have been made.

Depositor, Seller, Sponsor and Initial Servicer
APCo, a Virginia corporation, is a regulated electric utility under the laws of West Virginia providing service in that state.  At December 31, 2012, APCo provided electric service to approximately 437,000 metered retail electric customers in West Virginia covering a service territory of approximately 9,216 square miles.  APCo is an operating subsidiary of American Electric Power Company, Inc. (“AEP”), a public utility holding company based in Columbus, Ohio.  The Bonds do not constitute a debt, liability or other legal obligation of APCo or AEP.  APCo, acting as the initial servicer, and any successor or assignee servicer, will service the CRR Property securing the Bonds under a servicing agreement with the Issuing Entity.

1	Each tranche pays sequentially.
2	The weighted average lives assume a closing date of November 14, 2013.
3	Tranche sizes are preliminary and subject to change.
4	The legal final maturity date is the date by which the principal must be repaid to prevent a default.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

Securities Offered	Senior secured bonds listed above scheduled to pay principal semi-annually and sequentially in accordance with the expected sinking fund schedule. See “Expected Sinking Fund Schedule.”

Expected Ratings	“Aaa(sf)”/ “AAA(sf)” by Moody’s and S&P, respectively.

Payment Dates and Interest Accrual
Interest payable semi-annually, February 1st and August 1st.  Interest will be calculated at a fixed rate on a 30/360 basis.  The first scheduled payment date is August 1, 2014.

Interest is due on each payment date and principal is due upon the Legal Final Maturity Date for each tranche.

Optional Redemption	None. Non callable for the life of the Bonds.

Minimum Denomination	$100,000, or integral multiples of $1,000 in excess thereof, except that one Bond of each tranche may be of a smaller denomination.

Average Life Profile	Prepayment is not permitted. Extension is possible but the risk is statistically remote.

Credit/Security
Pursuant to the Financing Order, the irrevocable right to impose, charge and collect a nonbypassable consumption and/or demand based CRR Charge from APCo’s retail electric customers in West Virginia (approximately 437,000 metered customers as of December 31, 2012).  CRR Charges are set and periodically adjusted, as discussed below, to collect amounts sufficient to pay principal of and interest on the Bonds on a timely basis and all other ongoing financing costs. See also “Issuing Entity and Capital Structure” and “Statutory True-up Adjustment Mechanism for Payment of Scheduled Principal and Interest.”

CRR Property
The CRR Property securing the Bonds is not a pool of receivables.  “CRR Property” consists of all of APCo’s property, rights and interests established pursuant to the Financing Order that will be transferred to the Issuing Entity in connection with the issuance of the Bonds, including the irrevocable right to impose, charge and collect nonbypassable CRR Charges payable by existing and future West Virginia retail electric customers of APCo or any successors (other than certain exempted customers), including the right to obtain True-Up Adjustments to those charges, and any revenues, receipts, collections, rights to payment, payments, moneys, claims, or other proceeds arising from the rights and interests created under the Financing Order.  Upon the sale of the CRR Property to the Issuing Entity and the pledge to the Trustee under the indenture, the CRR Property will constitute an existing, present property right created by the Recovery Act and the Financing Order that is protected by the state pledge in the Recovery Act described below.

So long as APCo or any successor is entitled to (and does) include in its bills to retail electric customers any tax surcharges or tax adjustments related to the CRR Charges and the CRR Property, the CRR Charges and CRR Property shall not include such surcharges or adjustments, and APCo or such successor shall retain sole responsibility to cause such adjustments and surcharges to be forwarded to the applicable governmental authority.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

Nonbypassable CRR Charges
The Recovery Act mandates and the Financing Order requires the imposition and the collection of CRR Charges from all existing and future West Virginia retail electric customers that receive electric delivery service from APCo or its successors, subject to only very limited exceptions set forth in the Financing Order.  A “successor” to APCo under the Recovery Act includes any entity that succeeds by operation of law to the rights and obligations of APCo pursuant to any bankruptcy, reorganization, restructuring, or other insolvency proceeding, any merger, acquisition or consolidation, or any sale or transfer of assets, regardless of whether any of these occur as a result of a restructuring of the electric power industry or otherwise.  Responsibility for payment of the costs associated with the Bonds is allocated among retail electric customer classes (“CRR Rate Classes”) based upon the same allocation methodology approved for APCo to recover ENEC Costs.  Each CRR Rate Class is part of one of three larger “CRR Revenue Groups”: residential, commercial and industrial.  In connection with the issuance of the Bonds, APCo has sold the right to impose, charge and collect such CRR Charges to the Issuing Entity.

Statutory True-up Adjustment Mechanism for Payment of Scheduled Principal and Interest
The Financing Order, in accordance with the Recovery Act, mandates that CRR Charges on West Virginia retail electric customers be adjusted annually to correct any overcollections or undercollections and to ensure the billing of amounts necessary to generate collections of CRR Charges sufficient to timely provide payment of all amounts due on the Bonds and all other ongoing financing costs.  In addition, the Financing Order requires that CRR Charges be adjusted semi-annually if the servicer projects that CRR Charges will be insufficient to make all scheduled payments of principal of and interest on the Bonds and ongoing financing costs on a timely basis and/or to replenish draws on the capital subaccount (or, if there are any Bonds outstanding following the last scheduled final payment date for the latest maturing tranche, quarterly).  True-up adjustments may also be made by the servicer more frequently at any time, without limits as to frequency, in order to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Bonds.  The Financing Order also provides for the implementation of a nonstandard True-Up Adjustment to the CRR Charges under certain circumstances to reflect significant changes from historical conditions of operation, such as the loss of significant electric load, or a merger of APCo with another utility and a resulting expansion of APCo’s customer base.

APCo and its sister company Wheeling Power Company (“Wheeling Power”) are separate corporations within the AEP system, each of which operates as a fully regulated utility in West Virginia.  Applications have been filed with the PSC, the Virginia State Corporation Commission and the Federal Energy Regulatory Commission seeking approval for the two companies to merge.  As of this date, the PSC has not consented to the proposed terms of the merger and it is not certain whether or when the merger will occur.  If and when the companies are finally merged, the merged entity will be a successor to APCo and all customers of the merged entity will be responsible for payment of CRR Charges.  Under the Financing Order, in the event of a merger with Wheeling Power, APCo will implement a nonstandard True-Up Adjustment, to be effective concurrently with the merger, by recalculating the original allocations among CRR Revenue Groups and CRR Rate Classes to take into account revised usage numbers reflecting the combined revenue groups and rate classes of APCo as well as Wheeling Power customers.

There is no “cap” on the level of CRR charges that may be imposed on West Virginia retail electric customers to pay on a timely basis scheduled principal and

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

interest on the bonds and ongoing financing costs. Such CRR charges may continue to be imposed, charged and collected until the bonds are paid in full, without any specified time limit. Through the true-up mechanism, which adjusts for undercollections of CRR charges due to any reason, retail electric customers share in the liabilities of all other retail electric customers for the payment of CRR charges.

The Financing Order provides that the true-up mechanism and all other obligations of the State of West Virginia and the PSC set forth in the Financing Order are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the State of West Virginia and the PSC.

State Pledge
The State of West Virginia has pledged in the Recovery Act to bondholders, assignees and financing parties under the Financing Order that it will not take or permit any action that would impair the value of the CRR Property or revise the consumer rate relief costs for which recovery is authorized under the Financing Order or, except for the specified true-up adjustments to correct any overcollections or undercollections, reduce, alter or impair the CRR Charges until all principal and interest in respect of the Bonds and all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.  No voter initiative or referendum process exists in West Virginia, unlike in some other states.

Tax Treatment	Fully taxable; treated as debt of APCo for U.S. federal income tax purposes.

Type of Offering	SEC registered.

ERISA Eligible	Yes, as described in the prospectus.

Initial CRR Charge as a Percentage of Customer’s Total Electricity Bill
The initial consumer rate relief charge for the Bonds is expected to represent approximately 2.5% of the total bill received by an average 1,000 kWh residential retail electric customer of APCo as of December 31, 2012.

Structuring Bookrunner	Morgan Stanley & Co. LLC

Joint Bookrunner	RBS Securities Inc.

Co-Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and Wells Fargo Securities, LLC

Trustee	U.S. Bank National Association (the “Trustee”)

Expected Settlement	November 14, 2013, settling flat. DTC, Clearstream and Euroclear.

Use of Proceeds
Used to pay the expenses of the issuance and sale of the Bonds and to purchase the CRR Property from APCo.  APCo will use the sales price of the CRR Property to reimburse itself for upfront financing costs incurred by it and to redeem, repay or retire existing debt and/or equity.

More Information	For a complete discussion of the proposed transaction, please read the prospectus and the accompanying prospectus supplement.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

Parties to Transaction and Responsibilities

Flow of Funds to Bondholders

___________

*
Includes all individuals, corporations, other business entities, the State of West Virginia and other federal, state and local governmental entities who are retail electric customers of APCo (subject to very limited exceptions).  During the twelve months ended December 31, 2012, approximately 37.07% of APCo’s total retail electric usage (as measured by billed GWh sales) in the state of West Virginia was to industrial customers, approximately 25.22% was to commercial customers and approximately 37.49% was to residential customers.  Had Wheeling Power’s retail electric usage (as measured by billed GWh sales) been included in the above percentages, the deliveries to industrial customers would have increased to 41.10% of the companies’ combined deliveries for the same period, and the percentages for commercial and residential customers would have decreased to 24.19% and 34.49%, respectively.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

Key Questions and Answers on Statutory True-Up Mechanism

Q1:	Could the Financing Order be rescinded or altered or the PSC fail to act to implement the True-up Mechanism?

A: Not without the PSC violating the State Pledge stated in the Recovery Act and recited by the PSC in the Financing Order.  The Recovery Act provides that the Financing Order is irrevocable. In the Financing Order, the PSC guarantees that it will act pursuant to the Financing Order to ensure that expected CRR Charges are sufficient to pay on a timely basis scheduled principal of and interest on the Bonds and all other ongoing financing costs.  The PSC’s obligations relating to the Bonds, including the specific actions that it has guaranteed to take, are direct, explicit, irrevocable and unconditional upon issuance of the Bonds, and are legally enforceable against the PSC.

Q2:	Could the Recovery Act be repealed or altered in a manner that will impair the value of the security or prevent timely repayment of the Bonds?

A:           Not without the State of West Virginia violating the State Pledge.  The State of West Virginia has pledged in the Recovery Act to bondholders, assignees and financing parties under the Financing Order that it will not take or permit any action that would impair the value of the CRR Property or revise the Consumer Rate Relief Costs for which recovery is authorized under the Financing Order or, except for the specified True-Up Adjustments to correct any overcollections or undercollections, reduce, alter or impair the CRR Charges until all principal and interest in respect of the Bonds and all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.  No voter initiative or referendum process exists in West Virginia, unlike in some other states.

Q3:
Are there any circumstances, or any reason, in which the True-up Adjustment Mechanism would not be applied to customer bills, e.g., economic recession, temporary power shortages, blackouts, bankruptcy of the parent company?

A: No.  Once the Bonds are issued, the provisions of the irrevocable Financing Order that relate to the Bonds (including the True-up Mechanism) are unconditional.  The Financing Order, in accordance with the Recovery Act, mandates that CRR Charges on West Virginia retail electric customers be adjusted annually to correct any overcollections or undercollections during the preceding set of collection periods and to ensure the billing of amounts necessary to generate collections of CRR Charges sufficient to timely provide payment of all amounts due on the Bonds and all other ongoing financing costs.  In addition, the Financing Order requires that CRR Charges be adjusted semi-annually (or, if there are any Bonds outstanding following the last scheduled final payment date for the latest maturing tranche, quarterly), and permits such true-up adjustments to occur more frequently, if the servicer projects that CRR Charges will be insufficient to make all scheduled payments of principal of and interest on the Bonds and ongoing financing costs on a timely basis during the current or next succeeding set of collection periods and/or to replenish draws on the capital subaccount.  The calculation of the CRR Charges will reflect any customer defaults or charge-offs and payment lags between the billing and collection of CRR Charges, based upon the servicer’s most recent experience regarding collection of CRR Charges.  The calculation of CRR Charges will also take into account any amounts due to any customers as a result of the reconciliation of the remittances and collections.  The Financing Order also provides for the implementation of a nonstandard true-up adjustment to the CRR Charges under certain circumstances to reflect significant changes from historical conditions of operation, such as the loss of significant electric load, or a merger of APCo with another utility and a resulting expansion of APCo’s customer base. APCo will also initiate a nonstandard true-up proceeding if APCo and Wheeling Power merge in order to take into account the impact of the combined allocation of revenue groups of the two companies.

There is no “cap” on the level of CRR Charges that may be imposed on West Virginia retail electric customers as a result of the true-up adjustment process, whether under a standard or nonstandard true-up adjustment.

The PSC must be given at least 15 days’ notice prior to making any true-up adjustment (other than a nonstandard true-up adjustment described in the next paragraph).  In the event any correction to a true-up adjustment due to mathematical errors in the calculation of the adjustment or otherwise is necessary, the correction will be made in a future true-up adjustment so

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

as not to delay the implementation of the requested true-up adjustment.  If a standard or a nonstandard true-up filing would result in an increase to the amount of CRR Charges, the servicer is required to give public notice of the true-up filing.

For the nonstandard true-up to be implemented, the servicer will make a filing with the PSC at least 60 days before the date that the CRR Charges to be imposed in connection with such nonstandard true-up are to go into effect. The filing will include the new proposed percentage allocation factors for each CRR Revenue Group and each CRR Rate Class within such group to be applied for each subsequent true-up adjustment.  Pursuant to the Recovery Act, the scope of review by the PSC of a nonstandard true-up filing is limited to the mathematical accuracy of the total adjustment needed to assure the full and timely payment of the Bonds and related financing costs, but the PSC may also review and determine the appropriate allocation of costs within and between CRR Rate Classes and CRR Revenue Groups, the proper design of the CRR Charges and appropriate application of those charges under the methodology set forth in the true-up mechanism approved in the Financing Order.  Within 30 days after the nonstandard true-up filing request by APCo, the PSC will hold a public hearing if it deems necessary.  The nonstandard true-up adjustment filing, as modified by the PSC, if necessary, will become effective within 60 days after the initial filing.  If a nonstandard true-up is implemented, the original allocation percentages used for the respective CRR Revenue Groups will be recalculated and then CRR Charges for West Virginia retail electric customers within the applicable CRR Revenue Groups will be adjusted upward or downwards by the same percentage adjustments imposed on the CRR Revenue Group as a whole.

Q4:           Can customers avoid paying CRR Charges if they switch electricity providers?

A: No.  The Recovery Act provides that the CRR Charges are nonbypassable and, through the True-up Mechanism, all West Virginia retail electric customers liable for CRR Charges cross share in the liabilities of all other such retail electric customers for the payment of CRR Charges.  “Nonbypassable” as set forth in the Recovery Act and the Financing Order means that the payment of CRR charges must be paid by any West Virginia retail electric customer that receives electric delivery service from APCo or its successors for as long as the Bonds are outstanding, subject to very limited exceptions provided in the Financing Order.  The Financing Order further provides that customers of APCo that subsequently receive electric delivery service from another utility or from any electric cooperative or municipally-owned electric utility must pay the CRR Charge.

Q5:           Is there any cap or limit on the amount of the CRR Charges for any customer?

A: No. There is no “cap” on the level of CRR Charges that may be imposed on West Virginia retail electric customers, to pay on a timely basis scheduled principal of and interest on the Bonds and all other ongoing financing costs.  Such CRR Charges may continue to be imposed and collected until the Bonds and all approved ongoing financing costs are paid in full, without any specified time limit.  Through the True-Up Adjustment Mechanism, which adjusts for undercollections of CRR Charges due to any reason, retail electric customers liable for CRR Charges share in the liabilities of all other such retail electric customers for the payment of CRR Charges.

Q6:           What happens if, for any reason, electricity usage and, as a result, related CRR Charges, are less than projected at any time over the life of the Bonds?

A: The CRR Charges paid by West Virginia retail electric customers will be increased to ensure payment of the Bonds pursuant to the True-Up Adjustment Mechanism.

Q7:           What if customers leave APCo’s service territory or fail to pay the CRR Charges?

A: In the event retail electric customers leave APCo’s West Virginia service territory or fail to pay the CRR Charges and undercollections result or are projected to result, the True-Up Adjustment Mechanism allows APCo to recalculate the subsequent CRR Charges such that those retail electric customers who do pay will make up the difference.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

Expected Sinking Fund Schedule*

Semi-Annual Payment Date	Tranche A-1 Scheduled Principal Payment	Tranche A-2 Scheduled Principal Payment
8/1/2014	$13,481,368	-
2/1/2015	11,335,599	-
8/1/2015	11,223,014	-
2/1/2016	11,124,053	-
8/1/2016	11,870,663	-
2/1/2017	11,555,185	-
8/1/2017	11,890,344	-
2/1/2018	11,683,010	-
8/1/2018	12,219,143	-
2/1/2019	11,956,093	-
8/1/2019	12,412,963	-
2/1/2020	12,187,155	-
8/1/2020	12,657,465	-
2/1/2021	12,428,833	-
8/1/2021	12,900,691	-
2/1/2022	12,667,062	-
8/1/2022	13,156,751	-
2/1/2023	10,750,608	$2,179,516
8/1/2023	-	13,418,194
2/1/2024	-	13,343,576
8/1/2024	-	13,916,497
2/1/2025	-	13,878,418
8/1/2025	-	14,430,975
2/1/2026	-	14,391,375
8/1/2026	-	15,006,921
2/1/2027	-	14,958,711
8/1/2027	-	15,571,032
2/1/2028	-	15,550,404
8/1/2028	-	16,154,379

Total Payments	$217,500,000	$162,800,000
________________

*	Preliminary; subject to change. May not total due to rounding.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

Expected Amortization Schedule*

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$217,500,000	$162,800,000
8/1/2014	204,018,632	162,800,000
2/1/2015	192,683,033	162,800,000
8/1/2015	181,460,019	162,800,000
2/1/2016	170,335,966	162,800,000
8/1/2016	158,465,303	162,800,000
2/1/2017	146,910,118	162,800,000
8/1/2017	135,019,774	162,800,000
2/1/2018	123,336,765	162,800,000
8/1/2018	111,117,622	162,800,000
2/1/2019	99,161,529	162,800,000
8/1/2019	86,748,566	162,800,000
2/1/2020	74,561,411	162,800,000
8/1/2020	61,903,945	162,800,000
2/1/2021	49,475,112	162,800,000
8/1/2021	36,574,421	162,800,000
2/1/2022	23,907,359	162,800,000
8/1/2022	10,750,608	162,800,000
2/1/2023	-	160,620,484
8/1/2023	-	147,202,290
2/1/2024	-	133,858,713
8/1/2024	-	119,942,216
2/1/2025	-	106,063,798
8/1/2025	-	91,632,823
2/1/2026	-	77,241,448
8/1/2026	-	62,234,527
2/1/2027	-	47,275,815
8/1/2027	-	31,704,784
2/1/2028	-	16,154,379
8/1/2028	-	-
________________

*	Preliminary; subject to change. May not total due to rounding.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

Statutory True-up Adjustment Mechanism for Payment of Scheduled Principal and Interest

The Financing Order, in accordance with the Recovery Act, mandates that CRR Charges on West Virginia retail electric customers be adjusted annually to correct any overcollections or undercollections and to ensure the billing of amounts necessary to generate collections of CRR Charges sufficient to timely provide payment of all amounts due on the Bonds and all other ongoing financing costs.  In addition, the Financing Order requires that CRR Charges be adjusted semi-annually if the servicer projects that CRR Charges will be insufficient to make all scheduled payments of principal of and interest on the Bonds and ongoing financing costs on a timely basis and/or to replenish draws on the capital subaccount (or, if there are any Bonds outstanding following the last scheduled final payment date for the latest maturing tranche, quarterly).  True-up adjustments may also be made by the servicer more frequently at any time, without limits as to frequency, in order to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Bonds.  The Financing Order also provides for the implementation of a nonstandard True-Up Adjustment to the CRR Charges under certain circumstances to reflect significant changes from historical conditions of operation, such as the loss of significant electric load, or a merger of APCo with another utility and a resulting expansion of APCo’s customer base.  Under the Financing Order, in the event of a merger with Wheeling Power, APCo will implement a nonstandard True-Up Adjustment, to be effective concurrently with the merger, by recalculating the original allocations among CRR Revenue Groups and CRR Rate Classes to take into account revised usage numbers reflecting the combined revenue groups and rate classes of APCo as well as Wheeling Power customers.  In the Financing Order, the PSC guarantees that it will act pursuant to the Financing Order to ensure that expected CRR Charges are sufficient to pay on a timely basis all scheduled principal and interest on the Bonds and other ongoing financing costs.

The following describes the mechanics for implementing the Mandatory Annual, Semi-Annual and Interim True-up Mechanisms on West Virginia retail electric customers based on their consumption of and/or demand for electricity. (See also “Key Questions and Answers on Statutory True-up Mechanism” beginning on page 7.)

MANDATORY ANNUAL TRUE-UPS FOR PAYMENT OF SCHEDULED PRINCIPAL AND INTEREST

STEP 1:
Each year, APCo, as servicer, computes the total dollar requirement for the Bonds for the upcoming twelve month period, which includes scheduled principal and interest payments and all ongoing financing costs, adjusted to correct any undercollections or overcollections during the previous periods on a cumulative basis.

STEP 2:
APCo allocates this total dollar requirement among CRR Rate Classes in accordance with the allocation percentages set forth in the Financing Order as the same may have been modified from time to time due to a nonstandard true-up adjustment. In the event that any CRR Charges cannot be allocated to a given CRR Rate Class (because there are no longer any customers within the CRR Rate Class), the percentage responsibility of the CRR Rate Class shall be re-allocated to the remaining CRR Rate Classes within the related CRR Revenue Group, using the same ratable allocation to the CRR Rate Classes within such CRR Revenue Group excluding the CRR Rate Class for which allocation is no longer feasible.

STEP 3:
APCo divides the total dollar requirement assigned to each CRR Rate Class in Step 2 by the forecasted energy (kWh) billing units or demand ($/kW), as applicable, for such class to determine the CRR Charge for each such CRR Rate Class for the upcoming set of collection periods.

STEP 4:
Before each annual standard true-up adjustment, APCo must file a notice with the PSC specifying such adjustments to the CRR Charges as may be necessary, regardless of the reason for the difference between forecasted and required collections.  The PSC’s review is limited to determining whether there is any mathematical error in the application of the adjustment calculation and the adjustments to the CRR Charges will go into effect automatically on the first day of the monthly billing cycle next following such adjustment filing, but no earlier than 15 days subsequent to the date of the submission.  Any mathematical corrections to a true-up adjustment after the fifteen days will be made in the next true-up adjustment filing so as not to delay implementation of the true-up filing.  If a standard or a nonstandard true-up filing would result in an increase to the amount of CRR Charges, APCo is required to give public notice of the true-up filing.  If APCo is making a non-standard true-up adjustment, it will make a filing with the PSC at least 60 days before the date that the CRR Charges to be imposed in connection with such nonstandard true-up are to go into effect. The filing will include

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

the new proposed percentage allocation factors for each CRR Revenue Group and each CRR Rate Class within such group to be applied for each subsequent true-up adjustment.  Pursuant to the Recovery Act, the scope of review by the PSC of a nonstandard true-up filing is limited to the mathematical accuracy of the total adjustment needed to assure the full and timely payment of the Bonds and related financing costs, but the PSC may also review and determine the appropriate allocation of costs within and between CRR Rate Classes and CRR Revenue Groups, the proper design of the CRR Charges and appropriate application of those charges under the methodology set forth in the true-up mechanism approved in the Financing Order.  Within 30 days after the nonstandard true-up filing request by APCo, the PSC will hold a public hearing if it deems necessary.  The nonstandard true-up adjustment filing, as modified by the PSC, if necessary, will become effective within 60 days after the initial filing.

MANDATORY SEMI-ANNUAL TRUE-UPS FOR PAYMENT OF SCHEDULED PRINCIPAL AND INTEREST

APCo, as servicer, must seek a true-up adjustment once every six months (or quarterly following the scheduled final payment date for the latest maturing tranche) beginning in May 2014 if the servicer forecasts that CRR Charge collections will be insufficient to make all scheduled payments of principal, interest, and other amounts in respect of the Bonds on a timely basis during the upcoming six and twelve month periods or are necessary to replenish the capital subaccount for the Bonds to its required level.  The methodology for calculating semi-annual true-up adjustments is otherwise the same as that used to calculate mandatory annual true-up adjustments.

INTERIM TRUE-UPS FOR PAYMENT OF SCHEDULED PRINCIPAL AND INTEREST

Additionally, APCo, as servicer, will also implement an additional true-up adjustment at any time during the term of the Bonds if the servicer determines that a true-up adjustment is necessary to ensure the expected recovery of amounts sufficient to pay scheduled principal and interest and other ongoing financing costs on a timely basis.  The methodology for calculating interim true-up adjustments would otherwise be similar to that used to calculate mandatory annual true-up adjustments and mandatory semi-annual true-up adjustments.

AVERAGE LIFE PROFILE OF THE BONDS

Severe stress cases on electricity consumption result in no measurable change in the weighted average life of each tranche of the Bonds.

Weighted Average Life Sensitivity
		-5% (1.17 Standard Deviations from Mean)		-15% (5.73 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (Years)	Change (Days)*	WAL (Years)	Change (Days)*
A-1	5.00	5.00	0	5.01	1
A-2	12.27	12.27	0	12.27	0

* Number is rounded to whole days.

For the purposes of preparing the above chart, the following assumptions, among others, have been made:  (i) the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption or demand of -5% (1.17 standard deviations from mean) or -15% (5.73 standard deviations from mean), (ii) the servicer makes timely and accurate filings to true-up the CRR Charges semi-annually, (iii) customer charge-off rates are held constant at approximately 1.45% for the residential CRR Revenue Group, approximately 0.88% for the commercial CRR Revenue Group and approximately 0.95% for the industrial CRR Revenue Group, (iv) days sales outstanding are based upon historical averages, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the Bonds; (vii) a permanent loss of all West Virginia retail electric customers has not occurred and (viii) the closing date is November 14, 2013. There can be no assurance that the weighted average lives of the Bonds will be as shown.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

Glossary

“Security”
All assets held by the Trustee for the benefit of the holders of the Bonds, including the amounts deposited in the Capital Subaccount and the collections of CRR Charges held by the Trustee.  The Issuing Entity’s principal asset securing the Bonds is the CRR Property.  The CRR Property is not a receivable, and the principal credit supporting the Bonds is not a pool of receivables.  It is the irrevocable right to impose, charge and collect nonbypassable CRR Charges and is a present property right created by the Recovery Act and the Financing Order and expressly protected by the State of West Virginia’s pledge not to take or permit any action that would impair the value of the CRR Property or revise the consumer rate relief costs for which recovery is authorized under the Financing Order or, except for the specified true-up adjustments to correct any overcollections or undercollections, reduce, alter or impair the CRR Charges until all principal and interest in respect of the Bonds and all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.

“Sinking Fund”	The amortization method providing for sequential payments of scheduled principal of each tranche of the Bonds. Please see “Expected Sinking Fund Schedule.”

“CRR Charges”
CRR Charges are statutorily-created, nonbypassable, consumption and/or demand based charges authorized to be imposed on all of APCo’s retail electric customers in West Virginia and those of any successors, subject to very limited exceptions.  CRR Charges are irrevocable and will be collected by the servicer, through a nonbypassable mechanism, directly from such retail customers.

There is no “cap” on the level of CRR Charges that may be imposed on West Virginia retail electric customers to timely pay scheduled principal and interest on the Bonds and all approved ongoing financing costs.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

The Issuing Entity and APCo have filed a registration statement (including a prospectus and prospectus supplement) (Registration Nos. 333-191392 and 333-191392-01) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuing Entity has filed with the SEC for more complete information about the Issuing Entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  You can also obtain copies of the registration statement from the SEC upon payment of prescribed charges, or you can examine the registration statement free of charge at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549. Alternatively, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-866-718-1649.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus and the prospectus supplement that will be prepared for the securities offering to which this Preliminary Term Sheet relates.  The prospectus and the prospectus supplement contain material information not contained herein, and the prospective purchasers are referred to the prospectus and prospectus supplement, including the final prospectus and prospectus supplement. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary, and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale.  This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the CRR Charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

Neither the SEC nor any state securities commission has approved or disapproved of the Bonds or determined if this Preliminary Term Sheet is truthful or complete. Any representation to the contrary is a criminal offense.

Price and availability of the Bonds are subject to change without notice.

Neither the State of West Virginia nor the PSC is acting as an agent for APCo or the Issuing Entity or any of their affiliates in connection with the sale of the Bonds.

A contract of sale will come into being no sooner than the date on which the relevant tranche of the Bonds has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

OFFERING RESTRICTIONS IN CERTAIN JURISDICTIONS

NOTICE TO RESIDENTS OF SINGAPORE

THIS PRELIMINARY TERMSHEET HAS NOT BEEN REGISTERED AND WILL NOT BE REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE, AND THE CONSUMER RATE RELIEF BONDS WILL BE OFFERED PURSUANT TO EXEMPTIONS UNDER THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (THE “SECURITIES AND FUTURES ACT”).  ACCORDINGLY, THE CONSUMER RATE RELIEF BONDS MAY NOT BE OFFERED OR SOLD OR MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE NOR MAY THIS PRELIMINARY TERMSHEET OR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF BONDS BE CIRCULATED OR DISTRIBUTED WHETHER DIRECTLY OR INDIRECTLY TO ANY PERSON IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SECURITIES AND FUTURES ACT, (II) TO A RELEVANT PERSON PURSUANT TO SECTION 275(1) OF THE SECURITIES AND FUTURES ACT, OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SECURITIES AND FUTURES ACT, AND IN ACCORDANCE WITH THE CONDITIONS, SPECIFIED IN SECTION 275 OF THE SECURITIES AND FUTURES ACT, OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SECURITIES AND FUTURES ACT.

WHERE THE CONSUMER RATE RELIEF BONDS ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SECURITIES AND FUTURES ACT BY A RELEVANT PERSON WHICH IS:

(A)           A CORPORATION (WHICH IS NOT AN ‘‘ACCREDITED INVESTOR’’ AS DEFINED IN SECTION 4 OF THE SECURITIES AND FUTURES ACT) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)           A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY OF THE TRUST IS AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR,

SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST HOWEVER DESCRIBED, IN THAT TRUST SHALL NOT BE TRANSFERABLE WITHIN SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE  FOREGOING SECURITIES PURSUANT TO OFFER MADE UNDER SECTION 275 OF THE SECURITIES AND FUTURES ACT EXCEPT:

(1)           TO AN INSTITUTIONAL INVESTOR (FOR CORPORATIONS, UNDER SECTION 274 OF THE SECURITIES AND FUTURES ACT) OR TO A RELEVANT PERSON DEFINED IN SECTION 275(2) OF THE SECURITIES AND FUTURES ACT, OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SECURITIES OF THAT CORPORATION OR SUCH RIGHTS AND INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN US$200,000 (OR ITS EQUIVALENT IN ANY FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SECURITIES AND FUTURES ACT;

(2)           WHERE NO CONSIDERATION IS OR WILL BE GIVEN FOR THE TRANSFER; OR

(3)           WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE PEOPLE’S REPUBLIC OF CHINA

THE CONSUMER RATE RELIEF BONDS SHALL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA, EXCLUDING HONG KONG, MACAU AND TAIWAN, (THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE CONSUMER RATE RELIEF BONDS.

THIS PRELIMINARY TERMSHEET DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE PRC DOES NOT REPRESENT THAT THIS PRELIMINARY TERMSHEET MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY BONDS MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING.  IN PARTICULAR, NO ACTION HAS

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

BEEN TAKEN BY THE ISSUING ENTITY WHICH WOULD PERMIT A PUBLIC OFFERING OF ANY BONDS OR THE DISTRIBUTION OF THIS PRELIMINARY TERMSHEET  IN THE PRC.  ACCORDINGLY, THE CONSUMER RATE RELIEF BONDS ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PRELIMINARY TERMSHEET OR ANY OTHER DOCUMENT.  NEITHER THIS PRELIMINARY TERMSHEET NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.  THE STATE SHALL NOT BE RESPONSIBLE OR LIABLE FOR ANY APPROVALS, REGISTRATION OR FILING PROCEDURES REQUIRED BY THE PRC INVESTORS IN CONNECTION WITH THEIR SUBSCRIPTIONS UNDER THIS PRELIMINARY TERMSHEET UNDER THE LAWS OF THE PRC AS WELL AS ANY OTHER REQUIREMENTS UNDER OTHER FOREIGN LAWS.

NOTICE TO RESIDENTS OF JAPAN

THE CONSUMER RATE RELIEF BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE ACT OF JAPAN (ACT NO. 25 OF 1948, AS AMENDED, THE “FINANCIAL INSTRUMENTS AND EXCHANGE ACT”), AND EACH UNDERWRITER HAS  REPRESENTED AND AGREED THAT IT WILL NOT OFFER OR SELL ANY OF THE CONSUMER RATE RELIEF BONDS, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED HEREIN MEANS ANY PERSON RESIDENT OF JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO, OR FOR THE BENEFIT OF OTHERS FOR REOFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO A RESIDENT OF JAPAN, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH THE FINANCIAL INSTRUMENTS AND EXCHANGE ACT AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES AND REGULATIONS OF JAPAN.

NOTICE TO RESIDENTS OF HONG KONG

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY BONDS OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571) OF HONG KONG AND ANY RULES MADE UNDER THAT ORDINANCE; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES ORDINANCE (CAP.  32) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THAT ORDINANCE; AND IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE CONSUMER RATE RELIEF BONDS, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO BONDS WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) AND ANY RULES MADE UNDER THAT ORDINANCE.

NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA

IN RELATION TO EACH MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”), EACH OF THE UNDERWRITERS HAS REPRESENTED AND AGREED THAT WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE (THE “RELEVANT IMPLEMENTATION DATE”) IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CONSUMER RATE RELIEF BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE PRIOR TO THE PUBLICATION OF A PROSPECTUS IN RELATION TO THE CONSUMER RATE RELIEF BONDS WHICH HAS BEEN APPROVED BY THE COMPETENT AUTHORITY IN THAT MEMBER STATE OR, WHERE APPROPRIATE, APPROVED IN ANOTHER RELEVANT MEMBER STATE AND PUBLISHED AND NOTIFIED TO THE COMPETENT AUTHORITY IN THAT RELEVANT MEMBER STATE, ALL IN ACCORDANCE WITH THE PROSPECTUS DIRECTIVE AS IMPLEMENTED IN THAT RELEVANT MEMBER STATE OR FOLLOWING, IN EITHER CASE, TWELVE MONTHS AFTER SUCH PUBLICATION, EXCEPT THAT IT MAY, WITH EFFECT FROM AND INCLUDING THE RELEVANT IMPLEMENTATION DATE, MAKE AN OFFER OF SUCH BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE:

(A)           SOLELY TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE);

(B)           TO FEWER THAN 100 NATURAL OR LEGAL PERSONS (OR, IF THE RELEVANT MEMBER STATE HAS IMPLEMENTED THE RELEVANT PROVISION OF THE 2010 AMENDING DIRECTIVE, 150 NATURAL OR LEGAL PERSONS) OTHER THAN QUALIFIED INVESTORS AS DEFINED IN THE PROSPECTUS DIRECTIVE, SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE REPRESENTATIVE OF THE UNDERWRITERS FOR ANY SUCH OFFER; OR

(C)           IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE,

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC	Preliminary Term Sheet	November 1, 2013

PROVIDED THAT NO SUCH OFFER OF THE CONSUMER RATE RELIEF BONDS SHALL REQUIRE THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE OR SUPPLEMENT A PROSPECTUS PURSUANT TO ARTICLE 16 OF THE PROSPECTUS DIRECTIVE.

FOR PURPOSES OF THIS PROVISION, THE EXPRESSION AN “OFFER OF THE CONSUMER RATE RELIEF BONDS TO THE PUBLIC” IN RELATION TO ANY CONSUMER RATE RELIEF BONDS IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CONSUMER RATE RELIEF BONDS TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE CONSUMER RATE RELIEF BONDS, AS THE SAME MAY BE VARIED IN THAT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT MEMBER STATE, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EU AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE OR AMENDING MEASURE IN EACH RELEVANT MEMBER STATE AND THE EXPRESSION “2010 AMENDING DIRECTIVE” MEANS DIRECTIVE 2010/73/EU.

NOTICE TO RESIDENTS OF UNITED KINGDOM

EACH OF THE UNDERWRITERS HAS REPRESENTED AND AGREED THAT (I) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CONSUMER RATE RELIEF BONDS IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY; AND (II) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CONSUMER RATE RELIEF BONDS IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.